Exhibit 99.1

CSP Inc. REPORTS FISCAL FOURTH QUARTER AND FISCAL YEAR 2020 RESULTS

Continues to Generate Enthusiasm for Award-Winning Cyber Security Solutions; Enters Fiscal Year 2021 with Record New Business Pipeline and Solid Cash Position

LOWELL, Mass., December 28, 2020 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, reported financial and operating results for the 2020 fiscal fourth quarter and fiscal year ended September 30, 2020 and provided a business update.

Fourth Quarter Key Achievements

●	Gross margin improved by 8 percentage points compared to the year-ago fiscal fourth quarter, as higher margin offerings gain market acceptance
●	Managed Services Practice remains strong as new and existing customers continue to generate meaningful momentum
●	Ended fiscal year 2020 with a robust cash balance to fund growth objectives

“Our fiscal fourth quarter financial performance, as well as the full fiscal year, was impacted by the challenging business environment created by the COVID-19 pandemic. While the challenges remain, we have made numerous adjustments to our operations and have made progress that positions CSPi for greater accomplishments in 2021 and beyond,” commented Victor Dellovo, Chief Executive Officer. “The expansion of our gross margin by 8 percentage points is encouraging and demonstrates our commitment to building our profitability. Further, we prudently managed our cash throughout the year and, despite the unprecedented landscape, we have sufficient resources to navigate the near-term uncertainty to grow and prosper. For example, we are generating strong momentum in our Managed Services Practice, including our UCaaS offering. We are pursuing a number of larger transactions with this offering that could contribute nicely to fiscal year 2021 and drive higher margin improvement. Our fiscal 2021 looks promising and I believe growth drivers in the coming year, including ARIA and a full resumption of our cruise line business, will allow us to significantly exceed the revenue, gross margin and bottom line results we reported in fiscal year 2020”.

Fiscal Year 2020 Fourth Quarter Results

Revenue for the fiscal fourth quarter was $14.3 million, compared to $22.2 million in the year-ago fiscal fourth quarter. Gross profit for the fiscal fourth quarter was $4.4 million, or 31% of sales, compared to $5.1 million, or 23% of sales, in the year-ago fiscal fourth quarter, reflecting improved product gross margin percentage plus a mix of higher margin services and product business. The Company reported a net profit of $36,000 for the fourth fiscal quarter, or $0.01 per share, compared with a net loss of $(334,000), or $(0.08) per share, for the fourth quarter of fiscal year 2019. Loss before income tax was $(689,000) for the fiscal fourth quarter, compared to net income before income tax of $61,000 for the same quarter of the prior fiscal year. The Company’s income tax benefit for the fiscal fourth quarter was $725,000. The tax benefit was due to a partial valuation allowance against US deferred tax assets that are more likely to be partially realized, offset by current year federal research & development credits and the benefit resulting from the carryback of federal net operating losses.

At September 30, 2020, the Company had cash and cash equivalents of $19.3 million.

Fiscal 2020 Full Year Results

Revenue for the full fiscal year ended September 30, 2020 was $61.8 million compared to revenue of $79.1 million in the prior full year period. Gross profit for the twelve months ended September 30, 2020 was $17.2 million, or 27.8% of sales, compared with $18.0 million, or 22.8% of sales, in the twelve months ended September 30, 2019. Net loss for the full year ended September 30, 2020 was $(1.4) million, or $(0.36) per share, compared with net loss of $(371,000), or $(0.09) per share for the fiscal 2019.

Conference Call Details

Exhibit 99.1

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9173 or 785-424-1667 and using the conference ID: CSPQ420 when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G drop less packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to,  made numerous adjustments to our operations and have made some progress that positions CSPi for greater accomplishments in 2021 and beyond, pursuing a number of larger transactions with this offering that could contribute nicely to fiscal year 2021 and drive the higher margin improvement and fiscal 2021  looks promising.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
AUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2020	September 30, 2019

Assets
Current assets:
Cash and short-term investments	$19,264	$18,099
Accounts receivable, net	13,362	15,114
Inventories	5,285	7,818
Other current assets	3,678	5,503
Total current assets	41,589	46,534
Property, equipment and improvements, net	1,047	1,273
Operating lease right-of-use assets	2,014	—
Long-term receivable	3,642	5,328
Other assets	5,353	6,234
Total assets	$53,645	$59,369

Liabilities and Shareholders’ Equity
Current liabilities	$12,977	$20,027
Pension and retirement plans	6,471	6,904
Operating lease liabilities	1,390	—
Notes Payable	2,485	684
Other non-current liabilities	788	1,326
Shareholders’ equity	29,534	30,428
Total liabilities and shareholders’ equity	$53,645	$59,369

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Year ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019
Sales:
Product	$10,885	$18,627	$47,989	$66,017
Services	3,387	3,534	13,804	13,044
Total sales	14,272	22,161	61,793	79,061

Cost of sales:
Product	8,670	15,846	39,907	55,836
Services	1,173	1,223	4,719	5,199
Total cost of sales	9,843	17,069	44,626	61,035

Gross profit	4,429	5,092	17,167	18,026

Operating expenses:
Engineering and development	717	691	2,798	2,800
Selling, general and administrative	4,198	4,616	15,793	16,052
Total operating expenses	4,915	5,307	18,591	18,852

Operating (loss) income	(486)	(215)	(1,424)	(826)

Other income (expense), net	(203)	276	362	384

Income (loss) before income taxes	(689)	61	(1,062)	(442)

Income tax expense (benefit)	(725)	395	384	(71)

Net income (loss)	36	(334)	(1,446)	(371)
Net income (loss) attributable to common stockholders	$34	$(334)	$(1,446)	$(371)

Net income (loss) per share – basic	$0.01	$(0.08)	$(0.36)	$(0.09)
Weighted average shares outstanding – basic	4,064	4,063	4,028	3,924

Net income (loss) per share – diluted	$0.01	$(0.08)	$(0.36)	$(0.09)
Weighted average shares outstanding – diluted	4,148	4,063	4,028	3,924